Exhibit 99.1

March 21, 2014
Mr. Michael E. Dubyak
c/o WEX Inc.
97 Darling Avenue
South Portland, ME 04106
Dear Michael:
This letter is to confirm that WEX Inc. (the “Company”) and you have agreed to amend our letter agreement dated April 29, 2013 (the “Letter Agreement”), as follows:
1.Section 4 of the Letter Agreement is hereby deleted and the following substituted therefor:
“4.     At the end of the Transition Period (on December 30, 2014), you shall cease to be an employee of the Company. However, from December 30, 2014 to March 31, 2015, you shall continue to serve as Chairman of the Board of Directors with the non-officer title of “Executive Chairman.” Your primary responsibilities as Executive Chairman shall be to continue to assist in the management transition and you shall make yourself available to spend up to ten (10) hours per week performing such responsibilities. During such period, the Company shall continue to maintain an office for you in the headquarters of the Company, and you shall be paid advisory fees at the rate of $49,342.58 per month. On March 31, 2015, you shall resign from the Board of Directors, unless the Board and you mutually request otherwise. So long as you remain a member of the Board of Directors after March 31, 2015, you shall be compensated on the same terms as other non-management members of the Board of Directors are then compensated for their services as directors.”

2.	In all other respect, the Letter Agreement shall remain in full force and effect.
Very truly yours,
WEX INC.
By: /s/ Rowland T. Moriarty
Name: Rowland T. Moriarty
Title: Vice Chairman
Date: March 26, 2014
AGREED TO:
/s/ Michael E. Dubyak
Name: Michael E. Dubyak
Date: 3/21/2014

ActiveUS 125377955v.1